Exhibit T3A.11

WRITING OF LIMITED COMPANY CONSTITUTION Y  APPOINTMENT OF ADMINISTRATORS»

NUMBER THREE HUNDRED THIRTY.

In MADRID, my residence, on the twenty-ninth of January of two thousand eighteen.

Before me, ISABEL ESTAPE TOUS, Notary of this Capital and the Illustrious College of Madrid.

====SHARE====

DON EDUARDO PÉREZ RANEDO, of legal age‑ domiciled for this purpose in Madrid(28046), Paseo de la Castellana, 36-38. Provided with DNI-NIF number 53.491.107-F.

====INTERVENES====

On behalf and representation, as the merchant representative "AEGERION PHARMACEUTICALS LIMITED” of English nationality, with registered office at Lake side House, 1 Furzeground Way - Stockley park East, Uxbridge - UB11 1BD (United Kingdom), duly registered in the Commercial Register of England and Wales, with the number 8114949 and number of identification of English taxation is GB150 0764 42.- With Spanish CIF number: N8266395F.

DECLARATION OF REAL OWNERSHIP.- In relation to the fulfillment of the obligation of identification of the real owner imposed by Law 10/2010 of April 28, as a result of the statements made in this act by the intervener, which does not yield the obligation of the real owner of his representative, to be considered included among the assumptions provided in article 9.1 of Law 10/2010 of April 28, for being part of a group or belonging mostly to the American company Aegerion Pharmaceuticals Inc., with official stock exchange price.

It acts by virtue of special power for this act, in effect - according to it affirms - that this Entity has been conferred on, January 11, 2018, before the Cambridge Notary (USA), Mrs. Sarah Callahan.

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I have an original view of that power, rewritten in double column in English and Spanish, duly apostilled, which I verify and consider its sufficiency for the granting of this deed, stating, I, the Notary, that in my opinion accredited representative powers they are sufficient to grant this deed, since it is clear from the aforementioned power that the proxy turns out to be empowered to formalize the constitution of the company that is hereby formalized, the bylaws of the company and subscribe the entire share capital in its capacity as a sole member, designate the company's administrative body, represent the principal in general meetings of partners, performing as many acts as are necessary or convenient for the exercise of

The aforementioned powers.

The attorney states that he has not changed the civil capacity of his representative, and that the aforementioned power remains in full force, for not having been revoked, suspended or limited.

I have, in my opinion, in the concept in which it intervenes, legal capacity to grant this WRITING OF CONSTITUTION LIMITED COMPANY AND APPOINTMENT OF JOINT ADMINISTRATORS, and to the effect to:

====EXPOSES====

What is planned for the constitution of a such Commercial certainty of limited liability, which Is formalized by the following,

====CLAUSES====

FIRST: CONSTITUTION.

There is a limited liability company called “AERGERION PHARMACEUITICALS SPAIN, S.L.”(sole proprietorship) without there being another one of the same denomination it accredits me with the corresponding negative and current certificate of the central commercial register, which is incorporated into this matrix.

SECOND: STATUTES.

The Company will be governed by the current Capital Companies Law, as well as by the Statutes that the appearing party declares to know and that, approved and elevated to a public deed, are subscribed by the appearing party and are incorporated into this matrix.

The appearing party states that the CNAE CODE of the Company, is 3250.- Manufacture of medical and dental instruments and supplies.

THIRD: CAPITAL AND CONTRIBUTIONS.

Its share capital is the sum of TWENTY-FIVE

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4THOUSAND EUROS (€ 25,000.00) represented by TWENTY-FIVE THOUSAND PARTICIPATIONS of ONE EURO (€ 1.00), of nominal value, each of them, numbered correlatively with the numbers ONE to TWENTY-FIVE ONE THOUSAND, both included.

The disbursement of participations is made in the following way:

The merchant "AEGERION PHARMACEUTICALS LIMITED", whose data appears in this deed, subscribe the TWENTY-FIVE THOUSAND PARTICIPATION, for its overall value of TWENTY-FIVE THOUSAND EUROS (€ 25,000.00), with a nominal value of ONE EURO, each one, numbered from the ONE

TWENTY-FIVE THOUSAND, both included.

Said contribution has been made through bank transfer to the account opened in the name of the company in a credit institution, according to the certificate issued by the proxies of the entity that at the request of the appearing party incorporated into this matrix.

FOUR: GENERAL BOARD-ADMINISTRATION BODY. The founding partner, giving this act the character of the first General Meeting, adopts the following decisions:

1) Determine that the Company is initially managed by TWO JOINT ADMINISTRATORS, and several administrators as a result, the company’s joint and several administrators are appointed for an indefinite period of time.

MR. BENJAMIN SCOTT HARSHBARGER,          whose nationality is United States, born on May 20, 1968, married, domiciled for this purpose in Che min des Arrenny 7, 1262 Founex (Switzerland), passport holder of his nationality number 447784234 and NIE

Spanish: Y4588780-H.

AND MS. BARBARA YIM CHAN, whose nationality is American, born on August 13, 1963, single, with address 621 Sawmill Brook Park, Newton, Massachusetts 02459, and passport holder of his nationality number 557950581.

NIE Y6034191V.

The appointees have accepted the position by virtue of letters signed by them, that one is present, and whose signatures are legitimate by comparison with others uninhabited.

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2).- To confer to the administration body and especially the same powers that the Statutes and legal norms attribute to it in general, whose powers will be exercised from this date on which the company begins its operations and, therefore, also during the phase prior to the registration of the Company in the Commercial Registry.

FIFTH.- INCOMPATIBILITIES.

In accordance with the provisions of current legislation and especially in Article 213 of the Capital Company Law and other applicable legal provisions of a state or autonomous, it is expressly stated:

a.-          The prohibition of holding positions in the Company to persons declared incompatible in said Law, to the extent and conditions set forth thereins as in any other provision applicable.

b.-          The Joint Administrators appointed express in the respective letters of acceptance that they are not affected by any prohibition, statutory or legal incompatibility, and especially those indicated in the Capital Company Law and other applicable legal provisions of an autonomous nature.

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SIXTH.- REGISTRATION IN THE COMMERCIAL REGISTRY.‑

I expressly warn the grantor about the mandatory registration of this document with the Commercial Registry.

In accordance with the provisions of article 63.2 of the current Regulations of the Mercantile Registry, partial registration of this title is permitted for the cases provided for in number 1 of said Article 63.

DECLARATION OF FOREIGN INVESTMENT.

The representative of the Company gives me, duly completed, the printed model D-lA of the Declaration of Foreign Investment in unlisted companies, for its referral to the General Directorate of Commerce and Investments of the Ministry of Industry, Tourism and Commerce, concerning the constitution of the company, I leave copy 2 attached to this matrix and I will send the remaining copies to the Ministry of Economy and Commercial Investments.

GRANTING AND AUTHORIZATION

PERSONAL DATA PROTECTION.

The intervening party accepts the incorporation of their data and the copy of the identity document to the files of the Notary with the purpose of carrying out the functions of the notarial activity and making the communications of data provided in the Law to the Public Administrations and, in its case, to the Notary who succeeds the current one in the square. You can exercise your rights of access, rectification, cancellation and opposition in the Notary. In case that data from persons other than those involved are included, they must have previously been informed of the contents of this paragraph.

The Notary makes timely legal reservations, especially those relating to article 5 of LO 15/1999 for the protection of personal data.

I make reservations and legal warnings, including those of a fiscal nature.

Likewise, I, the Notary, have proceeded to inform the appearing party about the procedure, deadlines and cost reduction for the process of incorporation of companies by electronic means established by art. 5 Royal Decree-Law 13/2010, of December 3. However, once informed, it declares to know the content of said legal norm and its express desire not to submit the constitutive process of the company to what is established therein.

By his election I read this instrument, after identifying him by his document reviewed, he finds it compliant, freely lends his consent and signs it with me, the Notary, that of its complete content, appropriate to the current law, drafted in five pages of paper stamped exclusively for notarial use, the present, and the four subsequent correlatives in order, of the same.

I, the Notary, I attest.

This is the signature of the appearing party.

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Signed: ISABEL ESTAPE TOUS. Initialed and ‑ Sealed.

NOTARIAL TARIFF. RIGHTS ACCREDITED. Applicable tariff, numbers: 1, 2, 4 and na 8th Concepts
LIMITED COMPANY CONSTITUTION and APPOINTMENT OF ADMINISTRATORS.
base: 25,000.00 E.          total: 335.38 (Tax excluded)

DILIGENCE.- I extend it, ISABEL ESTAPE TOUS, Authorizing Notary of this deed number 330/2018, to state that today I request, and receive by the NIF Application Telematic Service of the State Agency of the Tax Administration, communication credential of the NIF of the constituted Company, of which I incorporate this testimony deduced by me.

With nothing else to be recorded, I give the present diligence that I leave extended to with the continuation of the parent deed, in the present exclusive notarized paper page that I sign, stamp and seal.          Attested to in Madrid, January twenty-nine of two thousand eighteen.

Signed: ISABEL ESTAPE TOUS.- Initialed and‑sealed.